Exhibit 99.2

Form 4 Joint Filer Information

Name:  American Industrial Partners II, L.P.

Address:  One Maritime Plaza, Suite 2525, San Francisco, California

94111

Designated Filer:  Bucyrus Holdings, LLC

Issuer & Ticker Symbol:  Bucyrus International, Inc., [BUCY]

Date of Event Requiring Statement:  7/28/04

AMERICAN INDUSTRIAL PARTNERS
II, L.P.

By:	AMERICAN INDUSTRIAL PARTNERS
CORPORATION, its General Partner

	By:	/s/ T. C. Rogers
Name: Theodore C. Rogers
Title: Founding Partner